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Wolfe Fireside Chat with American Axle and Manufacturing

March 18, 2025, 11:40 A.M. Eastern

CORPORATE PARTICIPANTS

Chris May - Executive Vice President, Chief Financial Officer

Wolfe Fireside Chat
March 18, 2025, 11:40 A.M. Eastern

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PRESENTATION

Emmanuel Rosner

(IN PROGRESS) --a key global driveline supplier-- including to some of the North America-- North American autos industry most important profitable programs, including GM's large pickups and SUVs, as well as the heavy-duty Ram. Now, American Axle could evolve significantly in the next few years with its planned merger with Dowlais-- the Legacy GKN driveline unit, which would materially shift its customer and geographic mix.

While the market's initial reaction to the deal has been mixed, the potential synergies along with the earnings and free cash flow upside could be substantial. So to discuss this and American Axle's broad-- broader outlook, we're very happy to welcome CFO Chris May along with David and Joe from investor relations. Gentlemen, thank you so much for being with us.

Chris May

Thank you, Emmanuel. Glad to be here.

Emmanuel Rosner

So maybe just to kick it off-- Chris, would you like to offer some-- opening remarks? And then, you know, we're most of the way through Q1. You know, how are business conditions tracking in general?

Chris May

Sure, yeah. So I'll start with a few prepared remarks, and then-- like you said, we'll dive in to, I would-- surmise a lotta questions you-- you have on your mind and others may have on their mind that are listening in here today. So (CLEARS THROAT) first and foremost, thank you Emmanuel and-- Wolfe-- Research to hosting this event.

We look forward to the conversations that we're gonna have today. It's always a great way to connect with yourself, as well as-- key interested parties in-- AAM. I would also remind everybody to take a look at our website for our forward-looking statement information for items we're gonna talk about today.

And of course you can find that at www.AAM.com. I think the start of the year, as I would describe for American Axle, has-- been, quite frankly, very exciting. So we ended 2024 on a strong note, 12.2% adjusted EBITDA margins-- nearly $749 million in adjusted EBITDA.

And also closed out the year with a strong cash flow generation of over $230 million. So great way to end 2024 and really start to set up 2025-- for success. Our Q4 earnings and full-year '24 earnings weren't the only exciting news that we talked about in-- the first part of this year.

As you know, at the end of January-- that Emmanuel referred to, we announced on January 29th our transformational combination with Dowlais. This is really centered around-- strong industrial logic, with a complementary product portfolio of these two companies, bringing together a global driveline and metal-forming supplier.

We're gonna leverage the strength of new, significant size and scale on a combined basis for nearly $12 billion in revenue. We're gonna diversify our customer in geographic revenue mix, and we're certainly gonna leverage-- about $300 million of key synergies we see as part of this transaction, and I'm sure we'll get into some more of those questions and dialogue as we go along.

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And if you take that, put it all together, package it up, this company's gonna have potential for very high cash flow, very high margins. And you can see some illustrative analysis in some of our investor materials with combined cash flow generation potential of nearly $600 million each year.

So that's exciting stuff. Those are your benchmark numbers. We're-- we're-- we're really looking forward to this transaction. And as we continued on since our announcement-- January 29th, we're making great progress. Our bridge syndication is done.

Our credit agreement amendments are done. Obviously, we'll go to the market-- to finance the transaction-- near the close timeframe, which we're looking to close near the end of this year. And our regulatory filings are tracking right on progress.

We filed with the United States. We've cleared the waiting periods. And we put out a press release to that effect last week, so making great progress on all fronts to advance this transaction. So that's exciting. We'll talk more about that, like I said, in a few moments.

As it relates to 2025 commentary-- you-- you teed this up a little bit, Emmanuel. We provided our initial-- guidance for the year in mid February at our earnings call. We also provided some initial commentary in terms of cadence of calendar year 2025, where we would expect to see first quarter sales on a sales-per-production-day basis probably the lowest of the year.

We experienced downtime in early January with several of our key customers, including some of their truck plants. Then on a year-over-year basis, S&P Global and others, as you know, have-- production down. And we are experiencing, just as we described on our earnings call here inside the first quarter.

And as you know, production's a primary driver for our EBITDA and our cadence of-- of profitability. So keep that in mind as we continue to kind of work through the course of 2025. (CLEARS THROAT) But that said, we made great progress on closing the transaction.

We're settin' up here for '25, as I just discussed. The ICE for longer environment very good for AAM. We'll talk a little bit about some of our quotation activity, I would suspect, through some of our Q&A. But as a company, we're focused on our core productivity.

We're focused on 2025. We're seeing increased activity in our-- our quotation activity for our core business. So it's-- it's-- it's gonna be an exciting year. I know '25's gonna have some challenges. I think we all know the macro that swirls around us. But-- it's gonna be a very exciting year here for AAM. So maybe with that, I'll pause, turn it back over to you, Emmanuel-- and see if you have any questions you wanna ca-- take a little bit of a deeper dive into.

Emmanuel Rosner

Yeah. No, thanks so much, Chris-- for this overview. So f-- for the full year, you-- you've guided to-- revenue down a bit-- with backlog, essentially offset by attrition and then some negative-- volume mix effect. Can you first remind us what drives this volume outlook?

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Chris May

Sure. Yeah, the underpinnings of-- of our guidance that we released-- at our earnings call time from-- a macro perspective really centered around, so, think-- think of our midpoint of our guide at the time. North America production around 15.1 million units.

And I know-- S&P Global updated some of their views yesterday. It's still pretty close to that, but a tad bit softer. But 15.1 million units was our assumption for North America production. The GM full-size pickup truck, commonly referred to as the T1XX platform, that's a critical platform for our company.

We (AUDIO DROPS) to 1.4 million units for the year of 2025. And of course, like most of our peers as well as our customers, you know, this does not include the impact of any tariffs or any of those type of-- ramifications from a macro perspective. But that's the underpinnings of our-- our revenue guide for the year, and of course finding profitability.

Emmanuel Rosner

And then on the new business side-- you've commented that there's a bit of an air pocket as the OEMs reassess their plants. Can-- can you elaborate for us?

Chris May

Yes. You know, we've experienced this air pocket now, and it's a term I think we started to use maybe-- a year or so ago, as I would say a level of uncertainty emerged-- I would say in the macro, and impacting clearly our customers in terms of propulsion trends, whether they were pr-- regulatory elements that they were facing, customer adoption, capital investments.

And you saw a slowing of sourcing of new programs. And that's why I think you found ourselves as well as others of our peers really not announcing new business wins. We started to see that change a little bit here now with the-- U.S. elections clearing in the fall of last year.

It sorta has now started to kind of reignite additional interest in program extensions-- new programs to quote on. Now, it's not fully where it was several years ago, but it's now startin' to come back to life. You're startin' to see us make some announcements on our extensions, like we talked about the-- Bronco Sport.

We now-- we're awarded that extension. We talked about that at our last earnings call. And our active quotation activity was about a billion and a half of new business. If you remember that now, sounds familiar, that's something we were quoting on a couple years back.

Most of that, couple years back, was related to electrification. Now we've seen the complete inverse of that. Nearly 75% of our quotation activity is on ICE or hybrid applications versus electrification. So it's startin' to come back. We did have that air pocket, but we're certain startin' to-- excited to see some of the trends we're seein' with our customers.

Emmanuel Rosner

Let's shift to-- you know, tariffs-- a little bit. Okay, can you just-- remind us, what is your exposure to potential U.S. tariffs, both in terms of-- your products and inputs that are crossing the border, and also in terms of materials economics? And then what pass-through mechanism are already in place?

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Chris May

Sure. I think it would be fair to start, though, as we think about tariffs at AAM, you know, what's our principle mitigation activity. We talked a lot about this back when this was a hot topic in, call it, 2017, 2018 timeframe. And our core company philosophy has been and continues to be to build and buy in the region that we support our customers.

And that's helped mitigate us from some level of tariff impacts historically. Also continues to help mitigate us today from some of these impacts. So that's-- that's key. I think I should dimensionalize a little bit of our potential exposures that we-- we have.

I think you'll find some-- this approach of regionalization in build and buy local-- is protecting us from some of that. But lemme share some data points here with you, because I think this would be beneficial to you and-- and those listening.

From a steel and aluminum perspective inside the United States, we have very minimal-- direct exposure, as we source most of our steel and aluminum from U.S. source suppliers, so that's very positive for us. As it relates to China imports into North America, our core north-- or into the United States, our core U.S. operations import very minimal amounts from China.

So again, that-- that localization has proved-- very beneficial to protecting us from these elements. From a Canadian perspective, we import about $25 million worth of product-- into the United States from Canada. And of course from Mexico-- we import about $150 million worth of products throughout the course of a full year.

So that's a little bit of our content exposure in the North America region. A key element for us also to keep in mind, as you know, a large part of our operations is our Mexico driveline facility. It's the largest one we have inside the company.

And about 70% of the product that we ship out of our Mexico facility ends up in Mexico-- based OEM facilities. So I think that's a key factor to keep in mind. And generally speaking across the entire spectrum, the-- our finished product that ends up on our docks, our customers take delivery at our docks and then are therefore responsible to-- handle any of the freight duties and customs from there.

So I think those are some key benchmarks to think about as you think about our company as it relates to tariffs. Obviously, this is a very active topic. A lot changing every day. You know, early April brings on another-- dimension to this, and we'll see how that plays out. I think it'd be too early to make any calls one way or the other, but hopefully that-- that information helps dimensionalize-- our exposures there. And-- and the-- and the positive things we're doing to help mitigate it.

Emmanuel Rosner

Yeah. And then on the-- the material economics, can you just remind us if, you know, the net impact of all this is to essentially raise the market price of some of these metals? To what extent is it, you know, your responsibility versus-- the-- the automakers'?

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Chris May

Sure. As it relates to tariff, there's not an automatic pass-through. That's something you'd have to have a discussion with in terms of dialogue with your customer. But to the extent it would disrupt-- or cause changes in pricing for commodity-based inputs that we buy into our components-- so think of things such as scrap metal, nickel, moly, et cetera-- as well as aluminum.

To the extent SPOT-- Index related charges for those occur, that-- that dynamic is passed up and down to the customer, whether favorable or unfavorable-- each month or each quarter based on contractual arraignments-- arrangements. Now, that's the-- the commodity element of our business. So we are insulated from some of that. And we do talk about that and we do try to show those on our quarter-over-quarter bridges that we release each quarter as well. And you'll see that dynamic play out.

Emmanuel Rosner

And then longer term, do you see a scenario where American Axle or your customers-- would reshore production to the U.S.? Do-- do you have room or capacity to do that? And-- and what would the impact be?

Chris May

Yeah, look, that's-- a great question. I think it's very topical today, especially given the-- the macro discussions that we're talking about as it relates to tariffs and the consequences-- with those. But of course, at the end of the day, our customers would have to ultimately make those decisions to direct traffic and direct sourcing requirements.

Because they source us a product and they source from particular locations for that product. So-- and they have to take a look at their entire supply chain and balance-- cost structures, balance logistics, balance how they wanna handle exports outside the United States.

So these would all have to come into play as part of that analysis. As you would imagine, it's-- it's a complicated equation. But certainly-- could see some reshoring back into the U.S. As it relates to-- us meaning American Axle, we do have some limited capacity, certainly to accommodate some, especially, like, on machining and forging.

Our driveline systems are generally-- custom-- assembly lines to support our customers in the particular regions. You heard me articulate a little bit, for example, our Mexico-- supporting Mexico operations. Our driveline facilities in the U.S. are supporting U.S. operations, predominantly.

So we have to kind of work through that logistics-- with the customer. At the end of the day, can it be done? Absolutely. It would take certainly time to do, as well as some investment dollars to relocate these-- these facilities, whether ours or our customers.

Emmanuel Rosner

And then shifting gears to-- the proposed merger-- for investors that are less familiar, can you walk us through the industrial logic behind-- the merger with Dowlais?

Chris May

Yeah, absolutely. And this is-- you know, this is something, as I indicated in-- in my prepared remarks at the beginning, this is a transaction we're-- we are highly excited for. And it really starts with the industrial logic supporting this transaction.

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It's-- it's very clear to us. It's very evident. The feedback we receive is also very, very similar. But at the end of the day, right, we-- we are creating a global driveline and metal-form supplier, significant size and scale, nearly $12 billion of combined revenues.

That's important-- not only for some of the synergy's achieve, but it's important as we continue to advance forward and grow our business. Our view is the size and scale will allow us to not only leverage our existing product set today, but also-- make the appropriate investments and have the resources-- both dollars and capability and technical and capacity, to pivot into the world of electrification over the next couple of decades.

So we think that's a critical-- factor for us in terms of us facing future growth. Also it brings, from an industrial-- logic perspective, diversifying our customer base and our geographic base. As you know, American Axle is-- overweight-- to the big three of-- in United States.

And clearly overweight to North America from a revenue perspective. This'll bring much more balance to our-- our top-line revenue. We'll still remain, by the way, the largest-- probably one of the largest exposures into North America in the supply base, so that's great.

We certainly like that fact. But it'll also allow us to gain-- I would call it exposures and relationships to new customers that we have very little exposure to today, names such as Toyota and Volkswagen. So very exciting from that perspective. And of course the economics of the synergies, the cash flow generation power, the margin potential-- really brings home this industrial logic of this transaction.

Emmanuel Rosner

What's been the shareholder feedback on both the American Axle and on the-- Dowlais side-- around the proposed merger?

Chris May

Yeah, no, great question. I-- I would love to give you some-- some feedback on that. Unfortunately, due to-- U.K. regulations, we are prohibited-- from providing direct feedback on your question. It's a great question. Unfortunately, I-- I cannot provide you-- a response-- to that question.

Emmanuel Rosner

Understood. But j-- just in terms of understanding the-- the mechanics, like, is this-- is this subject to a-- shareholder vote?

Chris May

Oh, okay. So yeah, from a mechanics standpoint, yes, it is subject to really a couple elements. A shareholder vote on both sides, meaning-- Axle shareholders as well as Dowlais shareholders. And of course working through the remainder of our regulatory-- processes and clearances around the world. And that's what will take course through the balance of the year, and we're tracking very positive-- on that-- on that front.

Emmanuel Rosner

Great. Now, your free cash flow outlook this year, you know, represents roughly 40% free cash-- free cash flow yield that, you know, current valuation. And combined with the-- de-leveraging, many investors, you know, saw a clear path to strong value creation.

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Now, adding over $2 billion of new debt for Dowlais, which generated just a limited amount of free cash flow last year, makes the pass-through value creation perhaps a little bit more difficult. So can you maybe just walk through some of these combined free cash flow dynamics?

CHRIS MAY:

Yeah, no, look-- I think the free cash flow story of this combination-- is-- it-- it is very exciting. It's-- very compelling. You know, if you-- we-- we've provided some materials in our investor relation-- presentations you can find on our website.

You can see some of the data-- that I'm gonna share here with you-- if you wanna look-- look at it in-- in more detail. But in terms of the cash flow generating power, I think from an adjusted free cash flow as we articulate our cash flow, the combined companies over the last two years have delivered nearly $400-- million of adjusted free cash flow.

That would be before restructuring. And we'll come back to restructuring in a minute, 'cause that's a key piece of this story as well. So this combined cash flow plus the power of our future synergy achievement, which, as we just talked about, was $300 million, plus you'll obviously have some taxes and associated interest, you-- you made some remarks on our-- on our new debt, will get us close to almost $600 million of adjusted free cash flow-- cash flow generating power of this combined company.

So I think that's very compelling. I think it's very exciting. It's a big number. It's nearly 5% of sales-- from a market cap perspective. Also the-- high percentage, as you know. So that's the underpinning of it. In terms of some of the recent-- dynamics in terms of cash flow of both companies, I think we've talked about ours in all our public commentary and our earnings call and year-end update pretty clearly.

As it relates to-- to Dowlais, they've been-- experiencing over the last couple years making investments in restructuring a lot of their business, which has consumed some cash. So you see where they do not provide an adjusted cash flow number, they have-- just a true cash flow number after restructuring.

As they've been relocating-- many of their favorites, converting 'em from the high-cost countries to best-cost countries, in optimizing their footprint-- they've reduced or-- reduced a lot of their spend inside of Europe, also the same in the United States.

And here's what's the great thing about this, Emmanuel. And I think this is a little bit under-appreciated. I think people are looking at historical data and not realizing what-- what it's going to be into the future. Number one, the $600 million.

But two, as Dowlais indicated on their most recent earnings call in some of their annual announcements, their restructuring endeavors are starting to wind down here in 2025, meaning that consumption of cash. So this is all gonna start to convert to just true cash flow generating power.

And all the benefits of this restructuring activity that they've done over the last couple years will start to contribute to the combined company in 2026 and beyond. So I think that's a really key piece of information people need to appreciate-- as they look at the data historically, but also think about where we are going and that tra-- trajectory from a cash flow perspective.

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Emmanuel Rosner

Definitely. So-- correct me if I'm wrong, but the-- so I think Dowlais spent $140 million on restructuring-- last year. I thought-- this year is-- they're planning something like $160. You're saying beyond-- beyond this year-- you know, the-- the amount would essentially taper off or-- or most of these actions are-- would be substantially complete beyond 2025?

Chris May

Yeah, they-- they-- they indicated in their public remarks that the-- their-- their major restructuring activities are starting to wind down. Now look, we're in the auto space. As you know, we will continue to restruct, both them and us, as well as all our peers.

We'll continue to have some element of restructuring as we optimize our business and rationalize capacity over time. But some of the major-- stepping stones that they've been working on over the last couple years are-- are winding down, per their remarks.

Emmanuel Rosner

And then the-- synergies-- are expected to be $300 million within three years, with 60% in the first 24 months-- half of which from purchasing. Given, you know, broadly OEMs often absorb-- you know, supplier cost saving, especially-- when it comes from, you know, purchasing, you know, how confident are you in realizing these-- purchasing synergies?

Chris May

Look, we're very confident. We went through-- (AUDIO DROPS) that we had to go through to acquire a U.K. company and-- provide a synergy estimate. It's-- it's different in the U.K. than what-- we would experience typically in the U.S. And what-- and what do I mean by that?

We have to go through a synergy assessment process. We worked jointly with Dowlais to work through our best estimates. In some cases we need clean rooms, especially on sensitive purchasing data. Worked through our best estimate. But part of the U.K. process we also are required to have an opinion from a third party, that being an auditor, and in this case-- we used Deloitte (and you can see their reports-- on our website) as part of this transaction, where they go through our assessment and provide an opinion-- on the-- synergy attainment value, that it's-- it's realizable.

Obviously, you have to achieve it and accomplish it in the future, but the-- the methodology, the estimates, and that it's incremental to your existing book of business today, meaning on top of your currents plans in both companies. So the process itself is fairly robust in the U.K., first and foremost.

But secondly, let's peel back a little bit about-- take a little deeper dive into your-- your commentary as it relates to purchasing. This is the largest piece of our synergy. It's about 50% of our synergy savings we have in the, I'll call it, purchasing bucket or area.

But you have to break that down even further. So think about some of the industrial logic we talked about in terms of the company being the size and scale. One of the key elements of that size and scale, not only for the-- the revenue growth of the company, but it also brings our ability to have size and scale and buying power with our supply base.

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So we clearly see opportunities set there-- in terms of, call it, supplier price reductions because we're able to bring-- a larger, more scaled buy to the supply base. I think that's a win-win for both sides in terms of the supply base as well as us.

In addition-- with now a larger footprint-- the opportunity to, I'll call it, rationalize our global s-- logistics and supply chain elements will also provide some synergy opportunities. And then lastly, and-- and almost-- I'll say almost exclusively within our control, is, as you know, Emmanuel knows us very well, we have-- we have benefited from a vertical integration style company for really since day one.

There's a key element of our synergy savings associated with vertical integration. And you're gonna say, "Well, what-- what-- what does that mean?" We'll also refer to this as insourcing. We, as you know, standalone Axle-- is the largest automotive forger in the world.

Dowlais procures a lot of forgings on the outside. Natural fit for us from a potential vertical integration. We, m-- meaning American Axle today, standalone, is in the powdered metal business. We buy some of our raw powder from Dowlais today.

And Dowlais's the second-largest producer of raw powder in the world. We have further-- insourcing vertical integration opportunities in that area as well. Again, these are elements inside of our control. None of 'em really have to do with the-- the OEMs.

So yeah, so we're confident in our ability to deliver the holistic $300 million synergies, and we are confident as we think about the opportunity set that sits in front of us as it relates to purchasing. Probably a long-winded answer, but I think some of the-- extra details in that space is probably worth-- worth-- worth sharing with you.

Emmanuel Rosner

Yeah, it's good color. And then so in this context, what level of synergies would you expect in-- in year one?

Chris May

Yeah, look-- starting fast is certainly-- a key for success on-- on these type of endeavors. I think in year one you would see some of the traditional-- elements in terms of savings. So think of elimination of public company costs-- attacking some key SG&A synergies.

You know, you have duplicate departments, if you will, when you bring the two companies together from an SG&A perspective. Those you'll get at pretty quickly. The same with-- similar concept with our product engineering spend. We'll have some duplication we can rationalize quickly.

And then, some of those-- insourcing/vertical integra-- vertical integration capabilities we should be able to get at sooner rather than later as well. But, again, gettin'-- gettin' a fast start is key. We've been talking about it as a management team. We're working on making sure we set the structure up to do that.

Emmanuel Rosner

And then to the extent the-- you know, the-- the processor on these $300 million is pretty robust. I assume that there's some level of conservatism, you know, embedded in it. Now that you've had a chance to do-- you know, more diligence-- maybe on some of the facilities-- have you identified any sources of potential upside to some of these targets?

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Chris May

Yeah, I think it would be a little-- little early in our process to declare upside. But what I would-- would tell you is, and I think you kinda hit on the point, we've-- we've articulated-- David-- Dauch, our CEO, articulated when we made the announcement, "We have-- we have not had access to their facilities."

We-- since that time, (UNINTEL) has started to now-- go into some of their facilities-- joined with the Dowlais team. And if you look at our synergy set of the $300 million, only 20% of that $300 million relates to our operations, whether it's operational improvement or capacity-- rationalization.

And as you know, we're well-known as-- as-- an operating company. And-- that's where our key strength of American Axle sits. But it's also a key strength of Dowlais, to be frank. So initial signs, getting into the facilities, having some dialogues, you know, leveraging the strength of best-of-the-best operating systems for, you know, system-wide efficiencies, you know, is starting to look positive.

Same with (UNINTEL) starting to assess the capacity, rationalization, and opportunity set there. So I would say very early days. Again, too early to comment any-- on any upside. But in terms of opportunity set inside that bucket-- you know, we're-- we're-- we-- we're pretty excited about it. Long way to go yet, but-- er-- early signs is we're-- we're-- we're excited about the opportunities that sit inside that bucket.

EMMANUEL ROSNER:

Now-- one of the (NOISE) big benefits you've highlighted is-- is diversification. But, you know, from the outside, it would look like American Axle is, in a way, diversifying away from tra-- North American trucks, which is one of these industry-- one-- one of the auto industry's most profitable and stable programs-- toward maybe a tougher global market. Can you just explain the rationale?

CHRIS MAY:

Yeah. Look-- I hear your comment. And, of course, as you know, we-- we certainly love our North America truck market. And we're not-- we're not shy about our-- our passion for that segment. I-- I wouldn't say we're diversing-- diversifying away from it.

I would tell you we are building upon it. And-- and what does that mean? Clearly, the core franchise of American Axle will remain intact. We're-- we're bringing on-- with this combination, the-- I woulds-- the-- the strong franchise of side-chefs (PH), also commonly referred to as-- as half-chefs in the marketplace of Dowlais.

And, of course, half-chefs and side-chefs, they also go on trucks, by the way-- in-- in North America. So we're continuing to build-- build upon that. But that also gives us a whole 'nother set of vehicle applications that we can grow into globally, crossover vehicles, night truck, passenger cars. So we're-- we're excited to bring that piece in as well. So I-- I wouldn't say we're diversifying. We're building upon it.

Emmanuel Rosner

And how does this deal change your positioning in electrification and also in hybrids?

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Chris May

Yeah. As it-- as we think about electrification in this transaction, this, in our view, improves our positioning. As you know, we have a pretty good electrification franchise. We've been winning in China. We've-- and, you know-- in Europe in terms of A&G and other products as a standalone AAM company as well as from a components standpoint.

And we've now (INAUDIBLE) a fair amount of component wins over the last couple of years. In terms of, look, at the Dowlais side of the equation, they're-- they're in a lot of vehicles as it relates to drive units and have made investments in that space as well.

So we bring these together. We bring strong technical capabilities together. We bring strong global reach together. Different customer mix in terms of where we've penetrated from electrification. And now we have a strong product set from drive units, e-beams, components, and-- and a very capable-- I'll call it engineering community inside the company now when we combine 'em together to continue to design and develop some of the best products in the world.

So I think it strengthens our position. And, again, it goes back to a little bit of that industrial logic of size and scale as we face the-- the pivot to electrification over the next coupla decades and the growth associated with that. We think this is a key piece of this transaction in terms of how we'll face in and benefit from that-- our combined positioning to grow the company goin' forward.

Emmanuel Rosner

And now with greater exposure to China-- what will be your mix between global and local Chinese customers?

Chris May

Yeah. That's-- that's-- that's another-- very interesting and great question. There's clearly a trend inside the-- China market. We've experienced it as-- our wholly owned operations, which on a relative scale are-- are quite small inside of American Axle.

It's about 5% of our-- our business. And (INAUDIBLE) pivot as well in our own business, going from predominantly call it nine China-based OEMs, converting now to China-based OEMs with our growth with Cherry (PH), some of our e-beam applications with some OEMs.

Dowlais participates in the China market principally through a large joint venture. It has total revenues, call it a billion five, for which they have a 50% interest. And they've been going through the same-- domestic conversion of their revenue base, meaning highly overweight towards-- non-China OEMs.

And over the last couple years, that joint venture, which sells all the same products-- basically that Dowlais does around the globe, but inside the China marketplace, they've been converting now towards-- China national OEMs. So that transition continues there.

I think it puts us in a really great spot from a mix of customers. I would expect that trend to continue. And they're clearly winning business in that space as well. Combine that with the same experience we have. I think we're linin' up for the-- for the right trends inside the China marketplace.

Wolfe Fireside Chat
March 18, 2025, 11:40 A.M. Eastern

13

Emmanuel Rosner

And then, still on China, are-- are you seeing any increasing competition from local Chinese suppliers in-- in your field of business?

Chris May

Oh, yes. I mean, it's-- China's a very competitive market for every-- well, probably every industry, quite frankly, but especially on the supply base. Yes. But we're-- we are-- you know, we're clearly announcing new wins in that space.

So we're competitive from a product perspective, a time perspective, which is very critical in terms of that marketplace, and a cost perspective. So. But, yes, it's clearly heavy competition inside that marketplace. But that's-- to be-- be fair, I mean, the automotive space is very competitive in China. It's very competitive in North America. And it's very competitive in Europe. The three big markets. So nothing new to us. But it's somethin' clearly we need to continue to stay competitive on those key elements.

Emmanuel Rosner

And then-- in your-- in your introduction, you were, you know, mentioning that-- stronger for longer is-- is good for American Axle. Can you just elaborate a little bit on this? What is sort of, like, the current mix? What is the backlog mix? And then, does it essentially enable you to have-- more positive revenue dynamics or are there other expenses that you could pull back on? I guess, in-- in which ways-- in which ways is it-- you know, most beneficial?

Chris May

Yeah. In-- in-- in the moment, meaning, you know, in the current environment, why is it beneficial? It really-- it's from a couple different perspectives. You-- if you think about, you referred to our-- our passion for trucks inside of North America, holistically between how we supply into-- to General Motors, and Stellantis, and Ford.

That's almost half of our revenue base as a standalone AAM. These are the comments we're-- these comments relate to standalone AAM, by the way. We'll continue to be extended. We have now announced almost all of our dri-- primary drive line-- programs that we support with all our customers that are secured into the 2030 and beyond timeframe as we've gone through various extensions with the Bronco Sport and Ford being the most recent one.

So what that does is really put you on a solid footing from a capacity utilization standpoint, puts you on a solid footing from a revenue generation standpoint that you can-- either add upon or build around-- which brings some level of-- I'm gonna use the word certain, as-- as certain as things can be in the auto space, to our-- our revenue mix.

So you-- you leverage that. And then, as you're going through these extensions-- in-- in many cases, the customers are very focused on either extending existing programs or when they do convert to next generation, which we are experiencing, the changes and modifications to some of the products aren't as great as they were in the past.

So you require less capital investment, less R&D dollars, et cetera. So you can benefit from that from your cash flow profile. And then, lastly, and you see a little bit of this as we think about 2025 as it relates to electrification, with the, I'll call it, deferral of electrification, the elongation of some of the adoption rates, you know, part of our objective was to build our electrification platform, so it's-- it's ready to go to market.

Wolfe Fireside Chat
March 18, 2025, 11:40 A.M. Eastern

14

And it is. And we've completed that. We've-- we've won various awards through that, as we've announced. But it also allows us now to sorta recalibrate and dial in our product-- product development spend or our R&D spend. And you saw the first signs of some of these benefits stepping into our 2025 guide, where we reduced our R&D spend by $20 million.

That's some of the tangible benefits that we're talking about in terms of this ice is longer perspective where we're able to benefit from-- a more stable revenue line. We're benefiting from lower capital intensity in some of these extension programs. And we're benefiting from being able to-- dial down a little bit of our product engineering spend. So those are some of the perspectives I would offer as it relates to that concept.

Emmanuel Rosner

And then, you know, from capital allocation point of view-- I think the goal is to get to-- a leverage started below two and a half times. Once that's the case-- are you going back to returning capital to shareholders as-- as the main priority?

Chris May

So if you think about-- think about today as a standalone entity from American Axle, what our capital allocation-- priorities have done. It's to continue to fund organic growth, which would include capital expenditures and R&D for new programs.

And then it was-- from there, it was essentially heavily overweighted towards paying down our outstanding debt, which we have done. Almost a billion six we have paid down really since the acquisition of MPG in 2017. And then we had some small, call it tactical M&A with the objective of before we thought-- more broadly in terms of capital allocation.

We wanna get to two times lever. Bring on the transaction in the combination with Dowlais, in that size and scale, the resiliency of our balance sheet-- really allows us to kinda take a step back or allowed us to take a step back and say, look-- with the benefits of this combined company, the cash flow generating power, the stronger balance sheet-- you know, the-- the current state of the industry, we're able to rethink about our capital allocation to where not driving towards a two time lever.

We are much more comfortable at a two and a half time lever before we open up that playbook. So we'll continued to fund our organic growth. We'll continue to fund R&D as appropriate. We will continue to pay down debt. It'll be overly towards debt pay down until two and a half times now, versus two times.

And once we hit that two and a half times, that opens the playbook. We'll have a much more, I would say-- I would tend to say have a much more balanced capital allocation perspective. I would suspect we'll still continue to pay some debt down.

But we'll also then open up to some of the more-- shareholder elements of a capital allocation playbook, whether it be-- a buyback, dividend, or-- or whatever. And we would make the call at that time once we cross that threshold. But I think this is another-- outstanding element of this transaction that brings to-- to our perspective on capital allocation.

Wolfe Fireside Chat
March 18, 2025, 11:40 A.M. Eastern

15

Emmanuel Rosner

Then maybe just finally-- how should we be thinking about R&D spending-- over time? From the current state, should spending be trending up or down?

Chris May

You know, one of the-- absent any-- significant programs, 'cause significant programs can drive, let's call it lumpy R&D spend, and that's to me good spend, by the way, 'cause that means you have a big program you're launching, but I would suspect, especially with elongation of-- of EV and some of that deferred out, as well as some of our key products designed, and developed, and put on the shelf, you would start to see a decline in our R&D spend.

You'll see it here in '25. I think there's some-- some more opportunity to reduce that spend going forward past '25. But, again, pr-- large program development. If you want somethin' new that might put that into a little slightly different direction. But holistically, yeah, I would expect to have some R&D savings continuing.

Emmanuel Rosner

Great. Well-- I think we're basically at-- the end of our session. So-- Chris, David, and Cho (PH), thank you so much for joining us. And thanks--

Chris May

Thank you for the (UNINTEL).

Emmanuel Rosner

--for all the insights.

Forward-Looking Statements

In this filing, American Axle & Manufacturing Holdings, Inc. (“AAM”) makes statements concerning its and Dowlais’ expectations, beliefs, plans, objectives, goals, strategies, and future events or performance, including, but not limited to, certain statements related to the ability of AAM and Dowlais to consummate AAM’s business combination with Dowlais (the “Business Combination”) in a timely manner or at all; future capital expenditures, expenses, revenues, economic performance, synergies, financial conditions, market growth, dividend policy, losses and future prospects and business; and management strategies and the expansion and growth of AAM’s and the combined company’s operations. Such statements are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and relate to trends and events that may affect AAM’s or the combined company’s future financial position and operating results. The terms such as “will,” “may,” “could,” “would,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “project,” “target,” and similar words or expressions, as well as statements in future tense, are intended to identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties related to AAM include factors detailed in the reports AAM files with the United States Securities and Exchange Commission (the “SEC”), including those described under “Risk Factors” in its most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. These forward-looking statements speak only as of the date of this communication. AAM expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in its or Dowlais’ expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Additional Information

This filing may be deemed to be solicitation material in respect of the Business Combination, including the issuance of AAM’s shares of common stock in respect of the Business Combination. In connection with the foregoing proposed issuance of AAM’s shares of common stock, AAM expects to file a proxy statement on Schedule 14A (together with any amendments and supplements thereto, the “Proxy Statement”) with the SEC. To the extent the Business Combination is effected as a scheme of arrangement under English law, the issuance of AAM’s shares of common stock in connection with the Business Combination would not be expected to require registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), pursuant to an exemption provided by Section 3(a)(10) under the Securities Act. In the event that AAM exercises its right to elect to implement the Business Combination by way of a takeover offer (as defined in the UK Companies Act 2006) or otherwise determines to conduct the Business Combination in a manner that is not exempt from the registration requirements of the Securities Act, AAM expects to file a registration statement with the SEC containing a prospectus with respect to the AAM’s shares that would be issued in the Business Combination. INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT, THE SCHEME DOCUMENT, AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED BY AAM WITH THE SEC OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT (IF ANY) CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT AAM, THE BUSINESS COMBINATION AND RELATED MATTERS. Investors and shareholders will be able to obtain free copies of the Proxy Statement, the scheme document, and other documents filed by AAM with the SEC at the SEC’s website at http://www.sec.gov. In addition, investors and shareholders will be able to obtain free copies of the Proxy Statement, the scheme document, and other documents filed by AAM with the SEC at https://www.aam.com/investors.

Participants in the Solicitation

AAM and its directors, executive officers and certain other members of management and employees will be participants in the solicitation of proxies from AAM’s shareholders in respect of the Business Combination, including the proposed issuance of AAM’s shares of common stock in connection with the Business Combination. Information regarding AAM’s directors and executive officers is contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2023, which was filed with the SEC on February 16, 2024, the definitive proxy statement on Schedule 14A for AAM’s 2024 annual meeting of stockholders, which was filed with the SEC on March 21, 2024 and the Current Report on Form 8-K of AAM, which was filed with the SEC on May 2, 2024. Additional information regarding the identity of participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the Proxy Statement when it is filed with the SEC. To the extent holdings of AAM’s securities by its directors or executive officers change from the amounts set forth in the Proxy Statement, such changes will be reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC by AAM. These documents may be obtained free of charge from the SEC's website at www.sec.gov and AAM’s website at https://www.aam.com/investors.

No Offer or Solicitation

This filing is not intended to and shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote of approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Non-GAAP Financial Information

This filing refers to certain financial measures, including Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Earnings per Share, Adjusted Free Cash Flow, Net Debt, Net Leverage Ratio and Liquidity that are not required by, or presented in accordance with, accounting principles generally accepted in the United States, or GAAP. These measures are presented to provide additional useful measurements to review AAM’s operations, provide transparency to investors and enable period-to-period comparability of financial performance. These non-GAAP measures should not be considered a substitute for any GAAP measure. Additionally, non-GAAP financial measures as presented by AAM may not be comparable to similarly titled measures reported by other companies.

Quantified Financial Benefits Statement

This filing contains statements of estimated cost savings and synergies arising from the Business Combination (together, the “Quantified Financial Benefits Statements”).

Statements of estimated cost savings and synergies relate to future actions and circumstances which, by their nature, involve risks, uncertainties and contingencies. As a result, the cost savings and synergies referred to in the Quantified Financial Benefits Statement may not be achieved, may be achieved later or sooner than estimated, or those achieved could be materially different from those estimated. No statement in the Quantified Financial Benefits Statement, or this filing generally, should be construed as a profit forecast or interpreted to mean that the combined company’s earnings in the first full year following the date on which the Business Combination becomes effective, or in any subsequent period, would necessarily match or be greater than or be less than those of AAM or Dowlais for the relevant preceding financial period or any other period. For the purposes of Rule 28 of the Code, the Quantified Financial Benefits Statement contained in this filing is the responsibility of AAM and the AAM board of directors.

A copy of the Quantified Financial Benefits Statements, the bases of belief, principal assumptions and sources of information in respect of any quantified financial benefits statement are set out in appendix 6 of the Rule 2.7 announcement made by AAM and Dowlais on January 29, 2025.

Profit Forecasts and Estimates

The statements in this filing setting out targets for Adjusted EBITDA and Adjusted free cash flow of AAM for FY25 (together, the “AAM FY25 Profit Forecast”) constitute profit forecasts of AAM for the purposes of Rule 28.1(a) of the UK Takeover Code (the “Code”). The UK Takeover Panel has granted AAM a dispensation from the requirement to include reports from reporting accountants and AAM’s financial advisers in relation to the FY25 Profit Forecast because it is an ordinary course profit forecast, and Dowlais has agreed to the dispensation.

Other than the AAM FY25 Profit Forecast, nothing in this filing (including any statement of estimated cost savings or synergies) is intended, or is to be construed, as a profit forecast or profit estimate for any period or is to be interpreted to mean that earnings or earnings per share of AAM or Dowlais for the current or future financial years will necessarily match or exceed the published earnings or earnings per share of AAM or Dowlais, as appropriate.

AAM Directors’ Confirmation

In accordance with Rule 28.1(c)(i) of the Code, the AAM board of directors confirms that, as at the date of this filing, the AAM FY25 Profit Forecast is valid and has been properly compiled on the basis of the assumptions stated in AAM’s RNS announcement on or around the date of this filing and that the basis of accounting used is consistent with AAM’s accounting policies.

Publication on Website

A recording of the webcast to which this filing relates will be made available (subject to certain disclaimers) on AAM’s website (at https://www.aam.com/investors) by no later than 12 noon London time on the business day following the date of this filing. Neither the contents of this website nor the content of any other website accessible from hyperlinks on such websites is incorporated into, or forms part of, this filing.